Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
DATE: December 10, 2015

XENIA HOTELS & RESORTS BOARD APPROVES $100 MILLION SHARE REPURCHASE PROGRAM AND DECLARES DIVIDEND FOR FOURTH QUARTER 2015

Orlando, FL - December 10, 2015 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that its Board of Directors authorized a new share repurchase program of up to $100 million of the Company’s outstanding common shares, par value $0.01 per share. The repurchase program may be suspended or discontinued at any time, and does not obligate the Company to acquire any particular amount of shares.

Under the program, the Company would repurchase shares from time to time in transactions on the open market, in privately-negotiated transactions or by other means, including Rule 10b5-1 trading plans, in accordance with applicable securities laws and other restrictions. The timing and volume of repurchases will be determined by management based on its ongoing assessments of the capital needs of the business, prevailing market prices, general economic and market conditions and other considerations.

In addition, the Company’s Board of Directors authorized a cash dividend of $0.23 per share of the Company’s common stock for the fourth quarter of 2015. The dividend will be paid on January 15, 2016 to all holders of record of the Company’s common stock as of the close of business on December 31, 2015.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 50 hotels, including 48 wholly owned hotels, comprising 12,548 rooms, across 21 states and the District of Columbia. Xenia’s hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies including Sage Hospitality, Urgo Hotels & Resorts, Davidson Hotels & Resorts, The Kessler Collection and Concord Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Xenia Hotels & Resorts ®

Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com

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